Exhibit 10.18

                        , 2005

ThinkEquity Partners LLC

600 Montgomery Street

8th Floor

San Francisco, CA 94111

Re: Shine Media Acquisition Corp.

Gentlemen:

This letter will confirm the agreement of the undersigned to purchase warrants (“Warrants”) of Shine Media Acquisition Corp. (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and one Warrant. Shares of Common Stock and Warrants will not be separately tradable until 20 days following the earlier to occur of (i) the expiration of the underwriters over-allotment option or (ii) its exercise in full by ThinkEquity Partners LLC, as representative of the underwriters (“ThinkEquity”), of such option.

Each of the undersigned agrees that this letter agreement constitutes an irrevocable order for ThinkEquity to purchase for the undersigned’s account within the 30 day period commencing on the date separate trading of the Warrants commences (“Separation Date”) as many Warrants as are available for purchase at market prices not to exceed $1.20 per Warrant, each on a not held basis, subject to a maximum Warrant purchase obligation equal to the number of Warrants set forth opposite their respective names below (“Maximum Warrant Purchase”):

INVESTOR	Maximum Warrant Purchase
David Y. Chen	150,000
Richard L. Chen	150,000
AFG Trust Assets Ltd.	300,000

Subject to the immediately following sentence, ThinkEquity (or such other broker dealer(s) as ThinkEquity may assign the order to) agrees to fill such order in such amounts and at such times as it may determine, in its sole discretion, during the 30 day period commencing on the Separation Date. It is agreed that ThinkEquity will fill such orders for each of the undersigned, up to their respective Maximum Warrant Purchases, in the following order: first, for David Y. Chen and Richard L. Chen, pro rata, and, subsequent to satisfaction of their respective Maximum Warrant Purchases, then for AFG Trust Assets Ltd., up to its, Maximum Warrant Purchase. Each order will be a limit order under NASD rules governing such orders. ThinkEquity further agrees that it will not charge the undersigned any fees and/or commissions with respect to such purchase obligation.

In addition, subject to any regulatory restrictions, subsequent to the completion of the purchase of the warrants described above and within the first 30 days after separate trading of the warrants has commenced, ThinkEquity, as representative and on behalf of the underwriters, or certain of its principals, affiliates or designees will place bids for and, if its bids are accepted, purchase in the open market as many warrants as can be purchased at less than $1.20 per warrant, not to exceed 300,000 warrants.

Each of the undersigned may notify ThinkEquity that all or part of the Maximum Warrant Purchase will be made by one or more affiliates of the undersigned who (or which) has an account at ThinkEquity and, in such event, ThinkEquity will make such purchase on behalf of said affiliate; provided, however, that the undersigned hereby agrees to make payment of the

ThinkEquity Partners LLC

purchase price of such purchase and to fulfill their Maximum Warrant Purchase in the event and to the extent that their affiliate fails to make such payment or purchase.

Each of the undersigned agrees that neither he nor any affiliate shall sell or transfer the Warrants until after the consummation of a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business and acknowledges that, at the option of ThinkEquity, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

This letter agreement shall be binding on the undersigned and its respective successors and assigns.

This letter agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York (each, a “New York Court”), and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Each of David Y. Chen, Richard L. Chen and AFG Trust Assets Ltd. (the “Investors”) has appointed                          as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this letter agreement or the transactions contemplated hereby which may be instituted in any New York Court. Such appointment shall be irrevocable. Each of the Investors represent and warrant that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the respective Investors.

No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

Very truly yours

David Y. Chen

Richard L. Chen

AFG TRUST ASSETS LTD.

By:
Name:
Title:

ACCEPTED AND AGREED:

THINKEQUITY PARTNERS LLC

By:
Name:
Title:

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